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                                                                     EXHIBIT XII

                     LEHMAN BROTHERS INC. AND SUBSIDIARIES

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                 1989       1990       1991       1992       1993
                                                ------     ------     ------     ------     ------
Fixed charges:
  Interest Expense:
     Subordinated indebtedness................  $  341     $  277     $  231     $  210     $  192
     Bank loans and other borrowings*.........   4,325      3,753      4,068      4,363      4,393
     Interest component of rentals of office
       and equipment..........................      63         57         64         64         62
  Other adjustments**.........................     152         73         88        127        101
                                                ------     ------     ------     ------     ------
          Total(A)............................  $4,881     $4,160     $4,451     $4,764     $4,748
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------
Earnings:
  Pretax (loss) income from continuing
     operations...............................  $  202     $ (501)    $  283     $  319     $ (146)
  Fixed charges...............................   4,881      4,160      4,451      4,764      4,748
  Other adjustments***........................     (95)       (68)       (69)       (68)       (68)
                                                ------     ------     ------     ------     ------
          Total(B)............................  $4,988     $3,591     $4,665     $5,015     $4,534
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------
(B/A).........................................    1.02       ****       1.05       1.05       ****

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   * Includes amortization of long-term debt discount.

  ** Other adjustments include capitalized interest costs and amortization of capitalized interest and preferred stock dividends of a wholly owned subsidiary.

 *** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest costs and undistributed net income of affiliates accounted for at equity and preferred stock dividends of wholly owned subsidiary.

**** Earnings were inadequate to cover fixed charges and would have had to increase approximately $569 million in 1990 and $214 million in 1993 in order to cover the deficiency.